Exhibit 99.1

Allakos Announces Phase 1 Trial Results of Subcutaneous AK006 in Healthy Volunteers

– Subcutaneously administered AK006 showed approximately 77% bioavailability and prolonged receptor occupancy on mast cells –

– Subcutaneous AK006 was well-tolerated with a favorable safety profile –

– Top-line Phase 1 results of Intravenous AK006 in patients with CSU are expected in early Q1 of 2025 –

SAN CARLOS, Calif., October 10, 2024 (GLOBE NEWSWIRE) -- Allakos Inc. (Nasdaq: ALLK), a biotechnology company developing AK006 for the treatment of mast cell-driven diseases, today announced results from the Phase 1 study of subcutaneous AK006 in healthy volunteers. AK006 is a Siglec-6 monoclonal antibody that selectively inhibits mast cells. Inappropriate activation of mast cells has been identified as a pathogenic driver of multiple diseases, including chronic spontaneous urticaria, food allergy and asthma.

Phase 1 Study Results of Subcutaneous AK006 in Healthy Volunteers

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Bioavailability of subcutaneous AK006 was approximately 77%.
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Subcutaneous administered AK006 showed an estimated half-life of 12-22 days.
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Consistent with the IV formulation, skin biopsies taken from subcutaneous AK006 treated healthy volunteers showed high levels of receptor occupancy confirming AK006 reaches skin tissue mast cells.
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The 720 mg dose of AK006 showed 98% receptor occupancy at day 113 suggesting the potential for infrequent dosing.
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Single and multiple doses of IV AK006 and single dose subcutaneous AK006 up to 720 mg were well tolerated with a favorable safety profile. In the safety profile to date:
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There were no serious adverse events (SAEs) in subjects on AK006.
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There were no treatment emergent adverse events leading to discontinuation of AK006.
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There were no dose limiting toxicities.
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The most common adverse events (≥10%) occurring more frequently in subjects on AK006 were headache and dysmenorrhea, all of which were mild-to-moderate in severity.

Phase 1 AK006 Study in Healthy Volunteers and in Patients with Chronic Spontaneous Urticaria

AK006 is being studied in an ongoing Phase 1 single ascending dose (SAD) and multiple ascending dose (MAD) trial that includes a randomized, double-blind, placebo-controlled CSU arm (NCT06072157). In June 2024 the company reported data from the SAD and MAD IV cohorts of the study. The data announced today are from the randomized, double-blind, placebo-controlled SAD subcutaneous cohorts of the study. In these cohorts, healthy volunteers were randomized 6:2 to receive doses of subcutaneous AK006 or placebo. Two dosed levels, 150 mg and 720 mg, of subcutaneous AK006 were tested. The primary objective was to evaluate the safety and tolerability of single subcutaneous doses of AK006 in healthy volunteers, establish the bioavailability and pharmacokinetics of subcutaneous AK006, and to explore Siglec-6 receptor occupancy on mast cells in skin biopsy samples.

In the CSU arm of the Phase 1 study, up to 60 adult patients with antihistamine refractory CSU (including patients with prior biologics treatment), will be randomized 2:1 to receive 720 mg of IV AK006 or placebo once every four weeks (Q4W). The primary efficacy analysis will be the change in the urticaria activity score (UAS7) at week 14. Data from approximately 30 patients is expected in early Q1 of 2025.

About AK006

AK006 is a humanized IgG1 monoclonal antibody which activates the inhibitory receptor Siglec-6. Siglec-6 is found on the surface of mature mast cells and offers a way to selectively target mast cells. In preclinical experiments, AK006 inhibits IgE-dependent and IgE-independent mast cell activation including activation through IgE, MRGPRX2 and KIT receptors. In these experiments, AK006 drives deep mast cell inhibition and, in addition to its inhibitory activity, can reduce mast cell numbers via antibody-dependent cellular phagocytosis in the presence of activated macrophages.

About Allakos

Allakos is a clinical stage biotechnology company developing therapeutics that target immunomodulatory receptors present on immune effector cells involved in allergy, inflammatory and proliferative diseases. Activating these immunomodulatory receptors allows for the direct targeting of cells involved in disease pathogenesis and, in the setting of allergy and inflammation, has the potential to result in broad inhibition of inflammatory cells. The Company’s most advanced antibody in ongoing clinical development is AK006. AK006 targets Siglec-6, an inhibitory receptor expressed on mast cells. Mast cells are widely distributed in the body and play a central role in the inflammatory response. Inappropriately activated mast cells have been identified as key drivers in a number of severe diseases affecting the gastrointestinal tract, eyes, skin, lungs and other organs. In preclinical studies, AK006 appears to provide deep mast cell inhibition and, in addition to its inhibitory activity, reduce mast cell numbers. For more information, please visit the Company’s website at www.allakos.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, Allakos’ progress, business plans, areas of focus and preclinical research; enrollment in Allakos’s clinical study; timing and availability of data; the potential of AK006; and Allakos’ anticipated milestones. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from current expectations and beliefs, including but not limited to: Allakos’ stages of clinical drug development; Allakos’ ability to timely initiate and complete clinical trials for AK006; Allakos’ ability to obtain required regulatory approvals for its clinical trials; uncertainties related to the enrollment of patients in its clinical trials; Allakos’ ability to demonstrate sufficient safety and efficacy of its product candidates in its clinical trials; uncertainties related to the success of clinical trials, regardless of the outcomes of preclinical testing or early-stage trials; Allakos’ ability to advance additional product candidates beyond AK006; uncertainties related to Allakos’ ability to realize the contemplated benefits of its restructuring and related reduction in force; Allakos’ ability to accurately forecast financial results; Allakos’ ability to obtain additional capital to finance its operations, research and drug development; general economic and market conditions, both domestic and international; domestic and international regulatory obligations; and other risks. Information regarding the foregoing and additional risks may be found in the section entitled “Risk Factors” in documents that Allakos files from time to time with the SEC. These documents contain and identify important factors that could cause the actual results for Allakos to differ materially from those contained in Allakos’ forward-looking statements. Any forward-looking statements contained in this press release speak only as of the date hereof, and Allakos specifically disclaims any obligation to update any forward-looking statement, except as required by law. These forward-looking statements should not be relied upon as representing Allakos’ views as of any date subsequent to the date of this press release.

Source: Allakos Inc.

Investor Contact:

Adam Tomasi, President

Alex Schwartz, VP Strategic Finance and Investor Relations

ir@allakos.com

Media Contact:

Denise Powell

denise@redhousecomms.com